                                                                   EXHIBIT 10.12


                           PERSONAL SERVICES AGREEMENT

                  This Personal Services Agreement (the "Agreement") is entered into this 10th day of August, 1999 by and between Atrix Laboratories, Inc., a Delaware corporation (the "Company") with its principal place of business at 2579 Midpoint Drive, Fort Collins, Colorado 80525, and David R. Bethune ("Executive") with his address at 6646 East Crested Saguaro Lane, Scottsdale, Arizona 85262 to be effective as of August 3, 1999 (the "Effective Date").

                                    PREMISES

                  WHEREAS, the Company desires to employ Executive pursuant to the terms and conditions and for the consideration set forth in this Agreement and Executive desires to enter the employ of the Company pursuant to such terms and conditions and for such consideration;

                  WHEREAS, the provisions of this Agreement are a condition of Executive being employed by Company, of Executive's having access to confidential business and technological information, and of Executive's being eligible to receive certain benefits of the Company. This Agreement is entered into, and is reasonably necessary, to protect confidential information and customer relationships to which Executive may have access, and to protect the goodwill and other business interests of the Company; and

                  WHEREAS, the provisions of this Agreement are also a condition to Executive's agreement to provide personal services to Company.

                  NOW THEREFORE, in consideration of the mutual promises and covenants agreed to herein, the receipt and sufficiency of which are hereby acknowledged, Company and Executive agree as follows:


                                    AGREEMENT

         1. Position, Term, Duties, Responsibilities

                  a. Position. Executive shall be employed by the Company as its interim Chief Executive Officer at the Company's current place of business in Fort Collins, Colorado.

                  b. Duties. Executive shall faithfully and diligently render such services and perform such related duties and responsibilities as are customarily performed by a person holding such title and as otherwise may, from time to time, be reasonably assigned to Executive by the Company's Board of Directors. Executive shall comply with the provisions of this Agreement and shall at all times be subject to such Company policies and procedures including, but not limited to, a Company code of conduct, as the Company may from time to time establish as pertaining to Executive.

                  c. Term. This Agreement shall be for a term beginning on the Effective Date and terminating the earlier of (i) December 31, 1999 (the "Expiration Date"), or (ii) the date on which Executive's employment is terminated pursuant to Section 3 of this Agreement (the "Term"); provided that the term shall be automatically extended on a month to month basis indefinitely thereafter until either party shall have given notice to the contrary (the "Term Termination Notice"), in which event the Term shall expire on the date specified in such Term Termination Notice.

                  d. Other Activities. Executive agrees to devote substantially all of its business time and energies to the business and affairs of the Company as is reasonably required to fulfill his duties and responsibilities. Nothing contained in this Section 1(d) shall be deemed to prevent or limit Executive's right to make wholly passive investments in securities of any entity which he does not control, directly or indirectly. Further, nothing herein shall be deemed to preclude Executive from continuing to serve on the board of directors of any business, corporation or any charitable organization in which he now serves or from serving or seeking to serve on the board of directors of other businesses, corporations or charitable organizations; provided, however such additional services shall have been disclosed to the Company in writing or subject to the prior approval of the Company's Board of Directors and such activities do not materially interfere with the performance of Executive's duties hereunder.

                  e. Proprietary Information. Executive agrees to comply with the terms and conditions of the standard Company Employee Proprietary Information and Inventions Agreement, which is annexed to this Agreement and referred to as ("Exhibit A") to this Agreement.

         2. Compensation, Bonuses and Benefits

                  a. Base Salary. During Executive's employment with the Company, the Company shall pay Executive a base monthly salary, (the "Base Salary") of Twenty-One Thousand Two Hundred and Fifty Dollars ($21,250.00) per month. The Base Salary shall be payable in accordance with the Company's normal payroll schedule, less all applicable tax withholdings for state and federal income taxes, FICA and other deductions as required by law and/or authorized by the Executive.

                  b. Incentive Compensation Program. During Employee's employment with the Company, Employee shall be entitled to participate in such incentive compensation programs as are from time to time established and approved by Company's Board of Directors in accordance with the Company's practice for similarly situated employees.

                  c. Benefits. In consideration for the stock grant provided for in Section 2(d), Executive waives any right to and agrees that Executive shall not be entitled to participate in any employee benefit plans which the Company provides or may establish from time to time for the benefit of employees.

                  d. Stock Grant. During Executive's employment with the Company, Executive shall have the right to purchase and the Company shall sell to Executive up to 50,000 shares of the Company's $.001 par value common stock ("Common Stock") at a price per share equal to (i) the closing price of the Common Stock for the last market trading date prior to the time of the determination (or, if no closing price was reported on that date, on the last trading date on which a closing price was reported) on the stock exchange determined by the Company to be the primary market for the Common Stock or the Nasdaq National Market, whichever is applicable, or (ii) if the Common Stock is not traded on any such exchange or national market system, the average of the closing bid and ask prices of a share of Common Stock on the Nasdaq SmallCap Market for the day prior to the time of the determination (or if no such prices were reported on that date, on the last date on which such prices were reported) in each case as reported in The Wall Street Journal or such other source as the Company deems reliable. In consideration for entering into this Agreement and the Executive's agreement to waive Executive's right to participate in the Company's employee benefit plans, which employee benefits the Executive would otherwise be entitled to receive, the Company shall issue to Executive one share of Common Stock for each share of Common Stock Executive purchases pursuant to the terms of this Section 2(d).

                  e. Costs and Expenses. Executive shall be entitled to reimbursement for all ordinary reasonable out-of-pocket business expenses which are reasonably incurred by him in the furtherance of the Company's business, in accordance with the policies adopted from time to time by the Company or the Company's Board of Directors including, but not limited to, the following:

                           (i) Reasonable temporary living expenses in Fort
Collins, Colorado up to a maximum amount of $24,000 through the earlier of (A) the Expiration Date or (B) up to a total of twelve (12) months from the Effective Date;

                           (ii) Reasonable expenses for roundtrips between
Arizona and Colorado up to a maximum of six (6) roundtrips per month.

                  Executive will comply with the Company's travel policies as established from time to time by the Company or the Company's Board of Directors.

          3. Termination

                  a. For Cause by the Company. Executive's employment may be terminated for "Cause." For purposes of this Agreement, "Cause" shall mean: (i) the Executive's willful and continued failure substantially to perform his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), (ii) the conviction of, or plea of guilty or nolo contendere by the Executive to a charge of any felony under the laws of the United States or any state thereof or crime involving moral turpitude, (iii) breach of any covenants contained in this Agreement and/or (iv) the Executive's acting in an intentional manner which is reasonably likely to be materially detrimental or damaging to the Company's reputation, business, operations or relations with employees, suppliers and customers.

                  If Executive is terminated for Cause prior to the Expiration Date, he shall be entitled to receive his then current Base Salary pursuant to
Section 2(a) through the date of termination. Thereafter, Executive shall not be entitled to receive, and Company shall not be obligated to provide Executive with any additional salary, payments or benefits of any kind.

                  b. Termination by Death of Executive. Executive's employment with the Company shall terminate upon the death of the Executive. In the event Executive's employment is terminated by death, Executive's designated beneficiary shall be entitled to receive: (i) his then current Base Salary through the termination date; and (ii) the proceeds of any life insurance policy offered by the Company.

                  c. Termination by Disability of Executive. To the extent allowable under existing law, Executive's employment with Company shall terminate upon Executive's incapacity by reason of accident, sickness or other circumstance which renders Executive mentally or physically incapable of performing the duties and services required hereunder (collectively "Disability"). In the event Executive's employment is terminated by Disability, Executive shall be entitled to receive his current Base Salary pursuant to
Section 2(a) through the date of termination due to Disability. Thereafter, Executive shall not be entitled to receive, and the Company shall not be obligated to provide Executive with any additional salary, payments or benefits of any kind.

                  d. Termination of Executive by Company Without Cause. Company may terminate Executive's employment without cause at any time for any reason prior to the Expiration Date without notice. In the event the Company terminates Executive's employment under this Section 3(d), the Company shall pay to Executive his then current Base Salary through the date of termination. Thereafter Executive shall not be entitled to receive, and the Company shall not be obligated to provide Executive with any additional salary, payments or benefits of any kind.

                  e. Voluntary Termination by Executive. If Executive voluntarily terminates his employment prior to the Expiration Date, Executive shall receive his then current Base Salary through the date of termination. Thereafter, Executive shall not be entitled to receive, and the Company shall have no obligation to provide Executive with any additional salary, payments or benefits of any kind.

                  f. Termination by Expiration Date. In the event Executive's employment is terminated by the occurrence of the Expiration Date, the Company shall have no obligation to pay Executive or provide Executive with benefits of any kind beyond the Expiration Date. In the event that Executive remains employed by Company beyond the Expiration Date, Executive shall be considered an at-will employee.

                  g. Notice of Termination. With the exception of termination by the Expiration Date, any purported termination of employment shall be communicated through written notice indicating the specific provision in this Agreement relied upon.

          4. Restrictive Covenants

                  a. Nonsolicitation of Employees. During the term of this Agreement, and for a period of one (1) year thereafter, Executive will not directly or indirectly solicit or induce, or aid any other entity or person in soliciting or inducing, or knowingly permit any entity directly or indirectly controlled by him to solicit or induce, any person who is, or during the last six months of Executive's employment by the Company was, an officer, director, executive, consultant or employee of the Company or any of its affiliates or any of its existing or future subsidiaries to leave the employment or association with the Company, its affiliate or subsidiary, to become employed or retained by any other entity or to participate in the establishment of any other business.

                  b. Injunction. Executive agrees that in addition to the remedies the Company may seek and obtain pursuant to this Agreement, the period during which the non-solicitation covenant contained in this Section 4 applies shall be extended by any and all periods during which Executive shall be found by a court possessing personal jurisdiction over him to have been in violation of the covenants contained in this Section 4.

          5. Termination Obligations of Executive

                  a. Return of the Company's Property. Executive hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, and equipment furnished to or prepared by Executive in the course of or incident to Executive's employment, belong to the Company and shall be promptly returned to the Company upon termination of Executive's employment.

                  b. Representations, Obligations and Warranties Survive Termination of Employment. The representations, obligations and warranties contained in Sections 1(e), 4, 5, 6, 7, 10, 11, 12, 13 14 and 15 of this Agreement as well as the terms and conditions of Exhibit A of this Agreement shall survive Executive's termination of employment with the Company.

                  c. Cooperation in Pending Work. Executive agrees to fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company following any termination of Executive's employment. Executive shall also cooperate in the resolution of any dispute, including litigation of any action, involving the Company that relates in any way to Executive's activities while employed by the Company.

          6. Alternative Dispute Resolution

                  The Company and Executive mutually agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, or any other dispute between the parties relating in any way to Executive's employment with the Company or the termination of that relationship, including disputes arising under the common law and/or any federal or state statutes, laws or regulations, shall be submitted to mediation before a mutually agreeable mediator, which cost is to be borne equally by the parties. In the event mediation is unsuccessful in resolving the claim or controversy, such claim or controversy shall be resolved exclusively by arbitration. The claims covered by this Agreement ("Arbitrable Claims") include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract (including this Agreement) or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, medical condition, or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one), and claims for violation of any federal, state, or other law, statute, regulation, or ordinance, except claims excluded in the following paragraph. The parties hereby waive any rights they may have to trial by jury in regard to Arbitrable Claims.

                  Claims Executive or the Company may have regarding Workers' Compensation or unemployment compensation benefits and the noncompetition provisions of this Agreement are not covered by the arbitration and mediation provisions of this Agreement. Claims Executive or the Company may have for violation of the proprietary information provisions of this Agreement as well as the terms and provisions of Exhibit A of this Agreement are not covered by the arbitration and mediation provisions of this Section 6 of this Agreement.

                  Arbitration under this Agreement shall be the exclusive remedy for all Arbitrable Claims. The Company and Executive agree that arbitration shall be held in or near either Denver or Fort Collins, Colorado and shall be in accordance with the then-current Employment Dispute Resolution Rules of the American Arbitration Association, before an arbitrator licensed to practice law in Colorado. The arbitrator shall have authority to award or grant both legal, equitable, and declaratory relief. Such arbitration shall be final and binding on the parties. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 6 pertaining to Alternative Dispute Resolution.

                  This Agreement to mediate and arbitrate survives termination of Executive's employment.

          7. Notices

                  All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, overnight delivery or mailed, postage prepaid, by certified or registered mail, return receipt requested, and addressed to the
Company:

                  Atrix Laboratories, Inc.
                  2579 Midpoint Drive
                  Fort Collins, Colorado  80525
                  Attn:  Chief Financial Officer
                  Telephone:    (800) 442-8749
                  Facsimile:    (970) 482-9735

and to Executive at:

                  David R. Bethune
                  6646 East Crested Saguaro Lane
                  Scottsdale, Arizona 85262
                  Telephone:    (602) 595-6593

                  Executive and the Company shall be obligated to notify the other party of any change in address. Notice of change of address shall be effective only when made in accordance with this Section.

          8. Entire Agreement

                  The terms of this Agreement, together with Exhibit A to this Agreement are intended by the parties to be the final and exclusive expression of their agreement with respect to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

          9. Amendments, Waivers

                  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and by a duly authorized representative of the Company other than Executive. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

          10. Assignment; Successors and Assigns

                  Executive agrees that Executive will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive's rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest. Subject to the foregoing, this Agreement shall be binding upon Executive and Company and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

         11.  Use of Employee's Likeness.

                  Executive authorizes the Company to use, reuse and to reasonably grant others the right to use and reuse without additional compensation, Executive's name, photograph, likeness (including caricature), voice and biographical information and any reproduction or simulation thereof in any media now known or hereafter developed, for valid business purposes of the Company.

         12. Exclusion of Property of Others.

                  Executive will not bring to the Company or use in the performance of his duties any documents or materials of a former employer that are not generally available to the public or that have not been legally transferred to the Company.

          13. Executive's Authorization to Deduct Amounts Owed.

                  Upon Executive's separation from employment, Company is authorized to deduct from Executive's final wages or other monies due Executive any debts or amounts owed to Company by Executive.

          14. Severability; Enforcement

                  If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court or arbitrator of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

          15. Governing Law

                  The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the United States and the Federal Arbitration Act to the extent applicable, and otherwise by the laws of the State of Colorado.

          16. Executive Acknowledgment

                  The parties acknowledge (a) that they have consulted with or have had the opportunity to consult with independent counsel of their own choice concerning this Agreement, and (b) that they have read and understand the Agreement, are fully aware of its legal effect, and have entered into it freely based on their own judgment and not on any representations or promises other than those contained in this Agreement.


         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.


Company                                         Executive

/s/ WILLIAM C. O'NEIL                           /s/ DAVID R. BETHUNE
--------------------------------------          --------------------------------
William C. O'Neil                               David R. Bethune
Chairman of the Board of Directors

                                    EXHIBIT A

                                    (OMITTED)